Exhbit 99.1

2280 North Greenville Avenue, Richardson TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS THIRD QUARTER RESULTS

Q3 2007 Diluted EPS of $0.43, Fueled by 32% Increase in International Sales

Increases Full Year 2007 Guidance to $1.79, Excluding Equity Granting Practices Review Expenses

Company Announces Share Buy Back Plan

Richardson, TX. November 13, 2007 — Fossil, Inc. (NASDAQ: FOSL) (the “Company’) today reported third quarter net sales and earnings for the thirteen-week (“Third Quarter”) and thirty-nine week (“Nine Month Period”) periods ended October 6, 2007. The Company’s fiscal year 2006 first quarter included an extra week. The Company estimates this extra week resulted in an additional $16 million of net sales and $5 million of operating expenses during the 2006 year-to-date period.

Third Quarter Results (2007 vs 2006):

•                  Net sales increased 19.6% to $358.6 million compared to $299.7 million;

•                  Gross profit grew 26.2% to $187.0 million, or 52.1% of net sales, compared to $148.1 million, or 49.4% of net sales;

•                  Operating income increased 47.0% to $48.5 million, inclusive of $3.0 million of expenses related to the Company’s historical equity granting practice review (the “Grant Review”), compared to $33.0 million;

•                  Net income rose 41.4% to $30.5 million, inclusive of $1.9 million of Grant Review expenses, compared to net income of $21.5 million;

•                  Diluted earnings per share increased 38.7% to $0.43, inclusive of $0.03 per diluted share of Grant Review expenses, compared to $0.31 per diluted share; and

•                  Diluted weighted average common shares increased 2.3% to 70.3 million shares compared to 68.7 million shares.

“The strength of our global brand portfolio, the success of our growth strategies and our gross margin initiatives are evident in the strong results we reported today,” stated Mike Kovar, Senior Vice President and Chief Financial Officer of Fossil, Inc. “Successful innovation in our watch offerings, capitalizing on the worldwide acceptance of our portfolio of watch and jewelry brands and expansion of our direct to consumer businesses are providing us with a sustained platform for growth in sales at increasing rates of profitability. Double-digit gains in sales and continued margin expansion resulted in a 47% rise in operating income and an operating margin increase of 250 basis points to 13.5% of net sales. Additionally, we are beginning to see the impact of our product margin initiatives that commenced earlier this year. As we approach the holiday period, we remain confident in our short and long-term prospects, aided by a business model that has demonstrated resiliency as a result of our global diversification, with more than 50% of our sales being generated outside the U.S.”

Nine Month Period Results (2007 vs 2006):

•                  Net sales increased 17.8% to $969.9 million compared to $823.2 million;

•                  Gross profit increased 20.9% to $493.6 million, or 50.9% of net sales, compared to $408.2 million, or 49.6% of net sales;

•                  Operating income totaled $104.1 million, inclusive of $13.0 million of Grant Review expenses, compared to $66.1 million;

•                  Net income totaled $70.2 million, inclusive of $8.6 million of Grant Review expenses, compared to $42.5 million;

•                  Diluted earnings per share increased 61.3% to $1.00, inclusive of $0.12 per diluted share of Grant Review expenses, compared to $0.62 per diluted share; and

•                  Diluted weighted average common shares increased 2.3% to 70.1 million shares compared to 68.5 million shares.

Worldwide net sales for the Third Quarter rose 19.6% (16.0% excluding currency impact) to $358.6 million in comparison to the prior year quarter net sales of $299.7 million. Net sales increases were generated primarily in the Company’s international, direct to consumer and domestic accessories businesses. Total international wholesale sales increased 32.3% (24.9% excluding currency impact). Sales in Europe increased 28.0% (18.4% excluding currency impact), primarily driven by sales volume growth in licensed brand watches and FOSSIL watches and jewelry. Other international sales increased 42.2% (39.7% excluding currency impact) reflecting sales volume increases in FOSSIL and licensed brand watches and jewelry. The Company experienced sales increases in all major markets across its worldwide businesses. Third Quarter sales of the Company’s domestic watch business, excluding off-price channel sales during the Third Quarter and the prior year quarter, increased 5.7% primarily driven by sales volume increases in licensed brand and MICHELE watches, partially offset by sales volume declines in FOSSIL and mass market watches. The Company’s domestic accessories sales increased by 12.3% during the Third Quarter compared to the prior year quarter. Sales were fueled by sales volume growth in FOSSIL and RELIC handbags and the impact of new product launches, including FOSSIL accessories jewelry and cold weather accessories. Direct to consumer sales increased 18.5% compared to the prior year quarter, as a result of a 14.5% increase in the average number of company-owned stores open during the Third Quarter and comparable store sales gains of 5.9%. For the Nine Month Period, consolidated net sales increased 17.8% (14.7% excluding currency impact) and was principally due to increases in the international and direct to consumer segments.

Gross profit of $187.0 million represents an increase of 26.2% over the prior year quarter. Gross profit margin increased by 270 basis points to 52.1% in the Third Quarter compared to 49.4% in the prior year quarter. The Company’s gross profit margin was favorably affected by an approximate 140 basis point improvement as a result of a weaker U.S. dollar. A sales mix shift toward higher margin international sales also contributed favorably to the increase in gross profit margins. Additionally, the Company’s focus on product margin improvement and inventory management initiatives, which resulted in reduced levels of off-price channel sales and higher outlet store gross margins, added to the overall increase in gross profit margin. For the Nine Month Period gross profit margin increased by 130 basis points to 50.9% compared to 49.6% in the comparable prior year period.

Operating expenses as a percentage of net sales increased 20 basis points in the Third Quarter to 38.6% compared to 38.4% in the prior year quarter. Total operating expenses increased by $23.3 million in comparison to the prior year quarter to $138.5 million, including Grant Review expenses of $3.0 million. Excluding the expenses associated with the Company’s Grant Review, Third Quarter operating expenses increased $20.3 million, or 17.6%, in comparison to the prior year quarter and, as a percent of net sales, decreased to 37.8%. This operating expense increase is driven principally by an $8.2 million increase in the Company’s direct to consumer segment, primarily due to retail store growth and related infrastructure additions and $3.5 million related to the translation impact of foreign-based expenses as a result of the weakening U.S. dollar. Additional operating expense increases were a result of new category launches during the Third Quarter and increases in expenses as a result of higher levels of sales. For the Nine Month Period, operating expenses as a percentage of net sales decreased to 40.2% compared to 41.6%. The Nine Month Period included approximately $13.0 million of Grant Review expenses and $8.9 million related to the translation impact of foreign-based expenses due to a weaker U.S. dollar.

Operating profit increased 47.0% in the Third Quarter to 13.5% of net sales compared to 11.0% of net sales in the prior year quarter as a result of increased gross profit margins. Operating income was favorably impacted by approximately $7.2 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Nine Month Period operating profit margin increased to 10.7% compared to 8.0% in the prior year period. The Company’s operating income for the Nine Month Period included approximately $15.7 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) increased favorably by $1.4 million and $3.8 million during the Third Quarter and Nine Month Period, respectively in comparison to the prior year periods. These increases are primarily driven by increased interest income resulting from higher levels of invested cash balances and increased foreign currency transaction gains.

Interest expense of $174,000 during the Third Quarter decreased from $1.0 million during the prior year quarter. Interest expense of $613,000 during the Nine Month Period decreased from $2.6 million during the comparable prior year period. These decreases are principally due to the payment of previously outstanding borrowings on the Company’s U.S.- based revolving line of credit at the end of fiscal year 2006, which were primarily used for common stock repurchases in late 2005 and early 2006.

The Company’s income tax expense for the Third Quarter and prior year quarter was $19.2 million and $10.4 million, respectively, resulting in an effective income tax rate of 38.7% and 32.6%, respectively.  The lower effective rate for the prior year quarter was the result of a reduction in the Company’s previous year estimated federal income tax liability. Income tax expense was $36.6 million for the Nine Month Period, with an effective rate of 34.3%. For the comparable 2006 nine month period, income tax expense was $20.5 million, resulting in an effective rate of 32.6%. For the fourth quarter of fiscal year 2007, the Company estimates its effective tax rate will be approximately 37% to 38%.

At October 6, 2007, cash, cash equivalents and short-term investments were $193.4 million compared to $76.5 million at the end of the prior year quarter and the Company had $3.4 million of long term debt at the end of the Third Quarter. Inventory at quarter-end was $266.2 million, representing a decline of 1.4% from the prior year quarter inventory balance of $269.9 million despite an additional 34 retail stores being opened since the end of the prior year quarter. Accounts receivable increased by 20.6% to $203.4 million, as compared to $168.7 million at the end of the third quarter of last year. Days sales outstanding for the Third Quarter was 52 days which increased from 51 days in the prior year quarter, primarily due to higher levels of international sales that generally result in longer collection cycles than those experienced in the U.S.

The Company currently estimates fourth quarter and full year 2007 diluted earnings per share will approximate $0.67 and $1.67, respectively. Excluding expenses related to the Company’s Grant Review, diluted earnings per share are expected to be $1.79 for the full year 2007. The Company estimates net sales growth in the 13% to 15% range for the fourth quarter of fiscal year 2007. This guidance reflects the current prevailing rate of the U.S. dollar compared to other foreign currencies, primarily the Euro and Pound.

The Company announced that its Board of Directors has authorized the repurchase of up to 2 million shares of its common stock. The Company intends to acquire such shares through a 10b-18 plan and expects such repurchases to commence following the expiration of the Company’s blackout period for insiders and certain other employees on November 15, 2007. The primary purpose of this repurchase program is to minimize the dilutive effect on earnings per share related to common shares granted and stock options exercised under the Company’s equity-based compensation program.

The Company also announced that it has entered into a new licensing agreement with Burberry effective through 2012.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended January 6, 2007 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 22 company-owned foreign sales subsidiaries and a network of approximately 56 independent distributors. The Company also distributes its products in over 200 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 40 Weeks Ended
Consolidated Income Statement Data (in 000’s):	October 6, 2007	October 7, 2006	October 6, 2007	October 7, 2006
Net sales	$358,582	$299,697	$969,871	$823,160
Cost of sales	171,626	151,591	476,266	415,007
Gross profit	186,956	148,106	493,606	408,153
Selling expenses	98,567	82,341	273,022	246,995
Administrative exp	39,935	32,812	116,458	95,018
Operating income	48,454	32,953	104,125	66,140
Interest expense	174	1,009	613	2,556
Other inc. (exp.) – net	1,391	(3)	3,228	(541)
Tax provision	19,218	10,400	36,583	20,547
Net income	$30,453	$21,541	$70,157	$42,496
Basic earnings per share	$0.45	$0.32	$1.03	$0.63
Diluted earnings per share	$0.43	$0.31	$1.00	$0.62
Weighted average shares Outstanding :
Basic	68,143	67,127	67,844	67,116
Diluted	70,302	68,691	70,112	68,537

Consolidated Balance Sheet Data (in 000’s):	October 6, 2007	October 7, 2006
Working capital	$490,974	$337,923
Cash, cash equivalents and short-term investments	193,357	76,456
Accounts receivable	203,447	168,718
Inventories	266,225	269,902
Total assets	1,027,478	842,219
Short-term debt	11,872	54,650
Deferred taxes and other long-term liabilities	64,797	38,670
Stockholders’ equity	708,372	560,233

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